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EXHIBIT 10-U

                              EMPLOYMENT AGREEMENT

         THIS Employment Agreement ("Agreement") is entered into as of October 15, 1998, by and BETWEEN HERCULES INCORPORATED (the "Company"), a Delaware corporation, and WILLIAM R. COOK ("EXECUTIVE").

                                    RECITALS

         WHEREAS, pursuant to the Agreement and Plan of Merger among Hercules Incorporated, Water Acquisition Co. and BetzDearborn Inc. dated as of July 30, 1998 (the "Merger Agreement"), the Company has agreed to purchase all the issued and outstanding stock of BetzDearborn Inc., a Pennsylvania Corporation;

         WHEREAS, Executive is currently employed by BetzDearborn Inc. subject to an employment agreement dated March 20, 1998, and as amended effective as of March 6, 1998 (the "BetzDearborn Employment Agreement");

         WHEREAS, the Company and Executive intend that Executive's transition from employment by BetzDearborn Inc. to employment by the Company not constitute a termination of his employment by BetzDearborn Inc. under his BetzDearborn Employment Agreement;

         WHEREAS, the Company and Executive desire that this Agreement constitute an assumption, cancellation of, and replacement for, his BetzDearborn Employment Agreement in its entirety;

         WHEREAS, the Company and Executive desire that Executive provide, following the Acquisition, employment services to the Company upon the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows.


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         1. EFFECTIVE DATE OF AGREEMENT. This Agreement constitutes an assumption, cancellation, and replacement of the BetzDearborn Employment Agreement in its entirety and will be effective, and Executive's employment by the Company pursuant hereto will commence, at the Effective Time (as defined in the Merger Agreement) on the date which includes the Effective Time (the "Effective Date").

         2. TERM OF EMPLOYMENT. This Agreement, and Executive's employment by the Company pursuant hereto, will be for the period commencing on the Effective Date and continuing for the three (3) year period commencing on such date (the "Term"), unless sooner terminated pursuant to the terms hereof. Executive agrees that his transition from employment by BetzDearborn Inc. to employment by the Company under this Agreement shall not constitute, and shall not be treated as, a termination of his employment under his BetzDearborn Employment Agreement.

         3. DUTIES OF EXECUTIVE. During the Term, Executive will be employed as the Company's Co-Chief Executive Officer and shall (pursuant to and subject to the Merger Agreement) serve as the Vice-Chairman of the Company's Board of Directors (the "Board of Directors"). Executive will have and fulfil1 (i) all of the duties and responsibilities ordinarily associated with such status as Co-Chief Executive Officer at an organization comparable to the Company and (ii) any duties and responsibilities established for the Company's Co-Chief Executive Officer in the Company's charter or bylaws or other organizational documents or by the Board of Directors that are consistent with his position and status as Co-Chief Executive Officer. The Board of Directors will have the right to assign to Executive such other or additional duties and responsibilities, or reduce Executive's duties and responsibilities (provided such reductions do not materially diminish his position, authority or responsibilities at the


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Company) as the Board of Directors deems in the Company's best interest, and
Executive will fulfill such duties and responsibilities as directed by the Board of Directors. Executive will devote substantially all of his working time, attention, and energy to the Company's business and will not during the term of this Agreement engage in any substantial outside business or other activity unrelated to serving the Company's interest, unless he receives prior approval for such activities from the Board of Directors; provided, however, that Executive may continue to occupy, without Board approval, a seat on the Board of Directors of Teleflex Corporation. Executive will fulfill his duties and responsibilities as described in this Paragraph 3 in a reasonable and appropriate manner in light of the Company's policies and practices as established by the Board of Directors and the laws and regulations and policies which apply to the Company's operation and administration. Executive agrees (and, under Section 6(c)(4) of the BetzDearborn Employment Agreement consents to) perform his duties and responsibilities under this Agreement primarily at the Company's headquarters in Wilmington, Delaware and to commute to such headquarters to perform his duties and responsibilities at such headquarters.

         4. BASE SALARY. Subject to the provisions of Paragraph 6, the Company will pay Executive a base salary ("Base Salary"), which will be paid in accordance with the Company's standard payroll practices and policies as in effect from time to time for salaried employees, as follows:

                  (a) Beginning on the Effective Date, Executive's Base Salary will be $700,000 per year, less applicable withholding;

                  (b) Beginning on the nine month anniversary of the Effective Date, Executive's Base Salary will be increased to $750,000 per year, less applicable withholding; and
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          (c) Beginning on the eighteen month anniversary of the Effective Date,
Executive will be paid a Base Salary, less applicable withholding, that the Board of Directors determines is consistent with the competitive market value of the duties performed by Executive under Paragraph 3 of this Agreement; provided, however, that Executive's Base Salary shall in no event be less than $750,000 per year, less applicable withholding. In reaching its determination, the Board of Directors will take into account comparative data concerning the salaries of individuals with similar duties and responsibilities in the industry in which the Company operates. Such comparative data will be obtained from one, or more than one, nationally recognized compensation consulting firms selected by the Board of Directors.

5.       BENEFITS.

          (a) MICP. Executive shall be eligible to participate in the Company's Management Incentive Compensation Plan ("MICP") in 1998, 1999, 2000 and 2001 subject to all the terms and conditions in such plan except that (i) his target for each such year shall be set under this Agreement and (ii) if Executive's employment terminates for any reason other than by the Company for Good Cause (as defined in Paragraph 6(a)(3)) after 1998, he shall be treated under Section
14.1 of the MICP as if he had retired. A copy of the MICP as in effect as of the Effective Date is attached to this Agreement as Exhibit A. Executive's target under the MICP for 1998 shall be (i) $490,000, pro rated for the period from the Effective Date through December 31, 1998 but reduced for the portion of any bonus payable under any BetzDearborn Inc. bonus program which is attributable to such proration period; (ii) $490,000 for 1999; (iii) $600,000 for 2000; and (iv) 90% of his Base Salary in effect on January 1, 2001 for 2001; provided, however,
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that if Executive terminates employment on or after the expiration of the Term but prior to December 31, 2001, payments made to him under MICP for 2001 shall be pro rated.

          (b)     Restricted Stock.

                   (1) Sign Up Restricted Stock Grant. Executive shall receive a restricted stock grant under the Company's Long Term Incentive Compensation Plan ("LTICP") equal to the number of whole shares of the Company's common stock determined by dividing (i) $2,967,000 by (ii) the average closing price for a share of the Company's common stock as reported in the Eastern Edition of The Wall Street Journal for the five
         (5) consecutive trading days before the Effective Date (the "Sign Up Restricted Stock Grant"). The Company shall pay to Executive cash in lieu of a fractional share of common stock based on such average closing price.

                  (2) Vesting. One third of the number of shares subject to the Sign Up Restricted Stock Grant shall have a Restricted Period (as defined under the LTICP) ending on the eight month anniversary of the Effective Date, one third of the number of such shares shall have a Restricted Period ending on the sixteen month anniversary of the Effective Date, and the remaining one third shall have a Restricted Period ending on the twenty four month anniversary of the Effective Date. Executive in addition will vest 100% in the Sign Up Restricted Stock Grant (without regard to the Restricted Period) upon (i) the date of his termination of employment (A) by the Company other than for Good Cause or (B) by Executive for Good Reason; (ii) the date the Compensation Committee of the Board of Directors approves Executive's request to retire at any time following the eight month anniversary of the Effective Date on account of an unforeseen financial emergency or other family circumstances which Executive believes will render him no longer able to perform the essential


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     functions of his job, which approval shall not be withheld if the
     Compensation Committee determines that such belief on the part of Executive is reasonable; (iii) the death of Executive; or (iv) the date that the Board of Directors reasonably determines that because of a mental or physical impairment Executive has been unable for a period of at least six
     (6) consecutive months to perform the essential functions of his job with or without reasonable accommodation (a "Disability"). A retirement which is approved under Paragraph 5(b)(2)(ii) shall be treated under this Agreement as a termination by Executive without Good Reason under Paragraph 6(b)(2) except as provided in this Paragraph 5(b)(2).

          (3) Supplemental Grants. The Company shall make a grant of nonforfeitable, nonrestricted stock to Executive as of the date, or on each date, that Executive's interest in all or a part of the Sign Up Restricted Stock Grant vests (the "Vest Date") under Paragraph 5(b)(2) (a "Supplemental Grant") if (i) the total Vested Date Value of the number of shares of the Company's common stock subject to the Sign Up Restricted Stock Grant in which Executive's interest vests on the Vest Date is less than (ii) the total value attributable to such shares as determined under Paragraph 5(b)(I)(ii) on the date of the grant of the Sign Up Restricted Stock Grant (as adjusted by the Company to account for any stock splits, stock dividends or other changes in the Company's capital structure). Such Supplemental Grant, or each such Supplemental Grant, shall equal the number of whole shares of the Company's common stock determined by dividing the difference between the value under this Paragraph 5(b)(3)(i) and 5(b)(3)(ii) by the Vest Date Value of a share of the Company's common stock on the Vest Date. The term Vest Date Value under this Paragraph 5(b)(3) shall mean the average closing price for a share of the Company's common stock as


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     reported in the Eastern Edition of The Wall Street Journal for the five (5)
     consecutive trading days ending on the Vest Date. The Company shall pay to Executive cash in lieu of a fractional share of common stock based on the Vest Date Value.

          (4) LTICP Terms. Except as provided in this Paragraph 5(b), the Sign Up Restricted Stock Grant shall be made subject to the same terms and conditions as standard restricted stock grants made under the LTICP. (c) Unrestricted Stock. Executive (as soon as practicable after Executive receives the cash from the Acquisition attributable to his BetzDearborn Inc. restricted stock grants and stock options) shall purchase a number of shares of common stock of the Company equal to (i) $1,700,000 divided by
     (ii) the average closing price of a share of the Company's common stock as reported in the Eastern Edition of The Wall Street Journal for the three trading days immediately following the Effective Date. Such purchase may be made from the Company or in the open market, as agreed upon between the Company and Executive.

          (c) Stock Ownership Guidelines. Executive shall purchase such common stock of the Company as required to satisfy the Company's Stock Ownership Guidelines in full within the three year period starting on the Effective Date in accordance with the terms of such guidelines. The stock awarded under Paragraphs 5(b) and 5(c) shall be counted towards the satisfaction of such guidelines together with his other Company stock holdings, direct or indirect, which are of a kind taken into account for other executives under such guidelines.

          (d) Matching Grant Program. Executive shall have a one-time right to elect to participate in the Company's Matching Grant Program pursuant to the terms of such program. Such election shall be made in writing no later than 3 business days following the first date after the Effective Date that the


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Company makes a public announcement of its quarterly earnings and shall be delivered to the Company's Vice President, Human Resources and, if Executive makes such election by such deadline, the Company match in restricted stock under the program will vest at the end of the Term if Executive remains employed under this Agreement through the end of the Term. The program as currently in effect requires the purchase of Hercules restricted stock units outright or through salary and/or annual bonus deferral up to 65% of the present value of four years salary in effect at the time of election. The Company will match any purchase of Hercules restricted stock units with a grant of restricted stock equal to two times the number of restricted stock units purchased. The Company match of restricted stock normally is restricted for three years, but in the case of Executive shall be restricted until the third anniversary of the Effective Date and, in the event of voluntary resignation within that period for any reason, including retirement, will be forfeited. The Company shall provide such additional information to Executive regarding the program as he shall reasonably request from the Company.

         (f) Stock Options. Executive shall be granted a "performance accelerated stock option" under the LTICP (i) as of the Effective Date, for 500,000 shares of common stock, (ii) as of September 30, 1999, for 250,000 shares of common stock, and (iii) as of June 30, 2000, for 250,000 shares of common stock, each as adjusted by the Company to account for stock splits, stock dividends and other changes in the Company's capital structure. Each such grant shall be made only if Executive is employed by the Company on the date as of which such grant is called for under this Agreement. Each such option shall be granted at fair market value option price on the date of grant (as determined under the LTICP) and shall be evidenced by an agreement in substantially the same form as the form agreement for each grant which is attached to this Agreement as Exhibit B-I through B-3. The Compensation Committee of the Board of Directors may, at its discretion, grant additional stock options to Executive during the Term.


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     (g) Other Benefits.

          (I) Supplemental Pension Benefit

               (A) Formula. A benefit shall be payable to, or on behalf of, Executive under this Paragraph 5(g)(l) upon his termination of employment for any reason. The amount of such benefit shall (subject to the other provisions of this Paragraph 5(g)(1)) be determined under the benefit formula in effect under the BetzDearborn Inc. Employees Retirement Plan as in effect on the Effective Date (the "BD Plan") without regard to (i) any reduction otherwise required under the BD Plan as a result of the application of the Section 415 Limitation (as defined in the BD Plan) and (ii) any reduction otherwise required under the BD Plan by reason of the compensation exclusion called for under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code").

               (B) Special Benefit Calculation Rules. Executive's benefit under Paragraph 5(g)(l)(A) shall be calculated subject to the following special rules:

                    (i) Age. If Executive is less than 65 years old at the time his employment terminates, he shall be treated as if he was 65 years old.

                    (ii) Compensation.

                           (1) Any Base Salary and MICP bonus actually
paid to Executive by the Company or any successor to the Company shall be taken into account on the same basis that such compensation would have been taken into account if paid by BetzDearborn Inc.

                            (2) If Executive's employment with the Company
terminates before the end of the Term, the Base Salary and MICP target bonus which would have been payable to Executive through the remainder of the Term but for such termination of employment shall be


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taken into account as if Executive's employment had continued for the remainder of the Term on the same basis that such compensation would have been taken into account if actually paid by BetzDearborn Inc. over the remainder of the Term. If Executive's employment terminates before his actual Base Salary is set under Paragraph 4(c), his Base Salary under Paragraph 4(c) shall be treated as equal to $750,000 and his MICP target bonuses under Paragraph 5(a)(iv) shall be treated as equal to $675,000.

                     (iii) Service. All service actually completed by Executive with the Company or any successor to the Company shall be treated as service completed with BetzDearborn Inc. and, further, Executive's actual number of years of service shall be increased by three full years.

         (C) Payment Form. Executive's benefit under this Paragraph
5(g)(l) shall be paid in accordance with the benefit payment form and timing and joint annuitant and/or beneficiary designation rules set forth in Article V of the BetzDearborn Inc. Pension Restoration Plan as in effect on the Effective Date (the "BD Restoration Plan") based on the benefit payment form and timing and joint annuitant and/or beneficiary designations made by Executive with respect to the payment of his benefits under the BD Plan or, if the BD Plan is merged into another plan (a "'Successor Plan"), with respect to the payment of his benefit under such Successor Plan which is attributable to his benefit accrued under the BD Plan.

         (D) Offset. The benefit described in Paragraph 5(g)(1)(A) shall be offset (i) by the benefit actually payable to, or on behalf of, Executive under the BD Plan or any successor to such plan, the BD Restoration Plan or any successor to such plan and any defined benefit plan (as defined in Section 414(j) of the Code) maintained by the Company or any successor to the Company or
(ii) by the actuarial equivalent of the benefit payable under any such plan described in


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Paragraph 5(g)(l)(D)(i) if the benefit paid under such plan is paid in a form or at a time or to a person or persons different from the form or time or person or persons described in Paragraph 5(g)(C). Any actuarial equivalent calculations required under this Paragraph 5(g)( l )(D) shall be made in accordance with the actuarial equivalent factors, tables and interest rate and other assumptions in the BD Plan.

         (E) No Assignment. Neither Executive nor any other person shall have any right whatsoever to transfer, alienate, or assign his or her right to the benefit described in this Paragraph 5(g)(l) and attempt to do so shall be null and void.

         (F) General Creditor Status. Neither Executive nor any other person shall have a claim to the benefit described in this Paragraph 5(g)(l) which is superior to the right of a claim of a general and unsecured creditor of the Company or any successor to the Company, and neither Executive nor any other person shall have the right to look to any assets except the general assets of the Company or any successor to the Company for the payment of such benefit.

         (G) Rabbi Trust. The Company has established a trust under the Hercules Incorporated Compensation Benefits Grantor Trust Agreement for Management Employees (the "Rabbi Trust") to provide a mechanism through which the Company can (subject to the terms of the Rabbi Trust and the conditions set forth in the Rabbi Trust related to the funding of the Rabbi Trust) satisfy the Company's obligation to pay certain benefits to the Company's executives, including benefits under Hercules Incorporated Nonqualified Supplemental Retirement Plan, and the Company as of the Effective Date shall add the Company's obligation to pay the benefit described in this Paragraph 5(g)(l) to the list of the Company's obligations furnished to the Trustee for the Rabbi Trust which shall (subject to

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the terms of the Rabbi Trust and the conditions set forth in the Rabbi Trust related to the funding of the Rabbi Trust) be satisfied through the Rabbi Trust or any successor to such Trust.

               (2) Company Automobile. Executive shall have his choice while employed by the Company of the use of (i) an automobile comparable to that provided to the Company's other Co-Chief Executive Officer (which currently is a Mercedes Benz S420) or (ii) an appropriate car (such as a Lincoln Town Car) and driver only for business use. Executive shall maintain appropriate records of his business and personal use of an automobile and shall make such records available to the Company to account for such use in accordance with the income tax laws

               (3) Other Executive Benefits. The Company shall make available to Executive the same plans, programs and benefits as the Company generally makes available to the members of the Hercules Management Committee, as long as such committee includes the Company's Chief Executive Officer or Co-Chief Executive Officer or, if it does not, to the other most senior executives of the Company, except to the extent like-kind plans, programs or benefits are otherwise expressly called for elsewhere in this Paragraph 5.

               (4) Chief Executive Officer Perks. Executive while employed by the Company shall have his choice of appropriate executive officer perquisites, such as social and dining club memberships, routine physical examinations, financial counseling, a special entertainment allowance, and a home security system; provided, the aggregate annual value of such perquisites shall not exceed S17,600 a calendar year (which figure shall be pro-rated for any part of a calendar year) or such other


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figure as provided to the Company's other Co-Chief Executive Officer for such calendar year as determined by the Company for financial reporting purposes.

               (5) Tax Protection. If the Company or the Company's accountants determine that the payments and other benefits called for under this Agreement or any other payments or benefits to or for the benefit of Executive either pursuant to the Merger Agreement or from the Company after the Effective Date will result in Executive being subject to an excise tax under Section 4999 of the Code and/or if such an excise tax is assessed against Executive as a result of such payments or other benefits, the Company shall make a Gross Up Payment (as defined in this Paragraph 5(g)(5)) to or on behalf of Executive as and when such determination(s) and assessment(s), as appropriate, are made, provided Executive takes such action as the Company reasonably requests under the circumstances to mitigate or challenge, or to mitigate and challenge, such tax and the Company complies with its obligations under this Paragraph 5(g)(5). A "Gross Up Payment" means a payment to or on behalf of Executive which shall be sufficient to pay (i) any such excise tax in full, (ii) any federal, state and local income tax and social security or other employment tax on the payment made to pay Executive's excise tax as well as any additional excise tax on such payment and (iii) any interest or penalties assessed by the Internal Revenue Service on Executive if such interest or penalties are attributable to the Company's failure to comply with its obligations under this Paragraph 5(g)(5) or applicable law. Any determination under this Paragraph 5(g)(5) by the Company or the Company's accountants shall be made in accordance with Section 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law and, if the Company reasonably requests that


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Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment and Executive complies with such request, the Company shall provide Executive with such information and such expert advice and assistance from the Company's accountants, lawyers and other advisors as he may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

         6. TERMINATION. This Agreement, and Executive's employment by the Company hereunder, may be terminated early as follows:

         (a) By the Company.

         (1) For Good Cause. If the Company terminates Executive's employment for Good Cause (as defined in Paragraph 6(a)(3)) at any time during the Term of this Agreement, the payment of Executive's Base Salary under Paragraph 4 will stop and the accrual of additional benefits and rights under Paragraph 5 will Stop as of the date his employment so terminates. Thereafter, Executive will be eligible to receive only (i) any Base Salary which he had earned but which was unpaid on the date his employment terminated, (ii) any benefits which are payable as of such date or thereafter under the terms of the benefit plans, programs and other agreements described in Paragraph 5 based exclusively on the terms and conditions set forth in such plans, programs and other agreements except to the extent such terms and conditions are expressly modified by the terms of Paragraph 5 and (iii) any payments called for under Paragraph 5(g)(5).

         (2) Without Good Cause.

                   (A) If the Company terminates Executive's employment without Good Cause (as defined in Paragraph 6(a)(3)) at any time before the first anniversary of the Effective Date, during the three consecutive year period starting on the date of such termination, the Company will in


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          each year in such period pay Executive the sum of (i) the Base Salary in effect under Paragraph 4 as of the date of such termination, less applicable withholding, and (ii) the MICP target in effect under Paragraph 5(a) as of the date of such termination, less applicable withholding.

                  (B) If the Company terminates Executive's employment without Good Cause (as defined in Paragraph 6(a)(3)) at any time on or after the first anniversary of the Effective Date and before the second anniversary of the Effective Date, during the two consecutive year period starting on the date of such termination, the Company will in each year in such period pay Executive the sum of (i) the Base Salary in effect under Paragraph 4 as of the date of such termination, less applicable withholding, and (ii) the MICP target in effect under Paragraph 5(a) as of the date of such termination, less applicable withholding.

                  (C) If the Company terminates Executive's employment without Good Cause (as defined in Paragraph 6(a)(3)) at any time on or after the second anniversary of the Effective Date and before the third anniversary of the Effective Date, during the one year period starting on the date of such termination, the Company will pay Executive the sum of (i) the Base Salary in effect under Paragraph 4 as of the date of such termination, less applicable withholding, and (ii) the MICP target in effect under Paragraph 5(a) as of the date of such termination, less applicable withholding.

                  (D) The Base Salary and MICP target payments under Paragraphs 6(a)(2)(A), 6(a)(2)(B) or 6(a)(2)(C) shall be made in accordance with the Company's standard payroll practices and policies in effect from time to time for salaried employees, but in no event less than monthly.


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                  (E) Other than any payments to Executive under Paragraphs
         6(a)(2)(A), 6(a)(2)(B) or 6(a)(2)(C), following the termination of his employment, Executive will be eligible to receive only (i) any benefits Which are payable as of the date of such termination or thereafter under the terms of the benefit plans, programs and other agreements described in Paragraph 5 based exclusively on the terms and conditions set forth in such plans, programs and other agreements except to the extent such terms and conditions are expressly modified by the terms of Paragraph 5 and (ii) any payments called for under Paragraph 5(g)(5).

         (3) Good Cause. The term "Good Cause" for purposes of this Agreement will mean:

               (A) Executive commits any felony or any misdemeanor involving moral turpitude, as determined by the Board of Directors in good faith;

               (B) Executive engages in a fraudulent or dishonest act that damages or prejudices the Company or any affiliate of the Company or engages in conduct or activities damaging to the property, business or reputation of the Company or any affiliate of the Company, all as determined by the Board of Directors in good faith;

               (C) Any material act or omission by Executive involving gross malfeasance or gross negligence in the performance of his duties and responsibilities as set forth in this Agreement to the detriment of the Company or an affiliate of the Company, as determined by the Board of Directors in good faith, which has not been corrected by Executive (as determined by the Board of Directors in good faith) within thirty
          (30) days after written notice from the Board of Directors of any such act or omission;

               (D) A failure by Executive to comply in any material respect with the terms of this Agreement or any written policies or directives of the Company, which failure has a material and adverse effect on the business or reputation of the Company, all as determined by the Board of Directors in good faith, which has not been corrected by Executive (as determined by the Board of Directors in good faith) within thirty (30) days after written notice from the Board of Directors of such failure;

                   (E) Executive's habitual insobriety or substance abuse, as determined by the Board of Directors in good faith;

                   (F) Any diversion by Executive of any business opportunity from the Company (other than with the prior written consent of the Board of Directors); or

                   (G) Any breach by Executive of Paragraphs 7, 8, 9, or 10 of this Agreement, as determined by the Board of Directors in good faith.

         (b)  By Executive.

          (1) For Good Reason. If Executive terminates his employment with the Company at any time during the Term of this Agreement for Good Reason (as defined in Paragraph 6(b)3)), Executive will be treated as if the Company had terminated Executive's employment without Good Cause under Paragraph 6(a)(2) of this Agreement.

         (2) Without Good Reason. If Executive terminates his employment with the Company at any time during the Term of this Agreement without Good Reason (as defined in Paragraph 6(b)(3)), the Company will have the right to treat Executive as if his employment had been terminated for Good Cause by the Company under Paragraph 6(a)(1) of this Agreement.

          (3) Good Reason. The term "Good Reason" for purposes of this Agreement will mean Executive's resignation as an employee of the Company (A) within the 180-day period immediately following the appointment by the Board of Directors of an individual (other than the individual who is his

Co-Chief Executive Officer on the Effective Date) as his Co-Chief Executive Officer or (B) after the Company Commits any of the following acts or failures to act and fails to correct such act or failure to act within thirty (30) days after written notice thereof by Executive to the Board of Directors:

                   (i) The Company changes Executive's title, position, authority, or responsibilities in a manner that violates Paragraph 3;

                   (ii) The Company at any time reduces Executive's Base Salary below the amount required at that time by Paragraph 4, other than upon the termination of his employment;

                   (iii) The Company after the Effective Date transfers Executive, without his express written consent, to a location that is more than thirty (30) miles from (a) the city limits of Wilmington, Delaware, or (b) the city limits of such other city in which Executive maintains his principal place of business for the Company because he has previously provided his written consent to the Company to transfer to such other city; or

                  (iv) The Company otherwise fails to comply in any material respect with the terms of this Agreement.

          (c) Death or Disability. If Executive's employment terminates as a result of (l) his death or (2) a Disability, the Company will have the right to treat Executive as if his employment had been terminated for Good Cause by the Company under Paragraph 6(a)(1) of this Agreement.

          (d) Change in Control. Executive and the Company will execute the change in control agreement that is attached to this Agreement as Exhibit C and, if the Company in the future revises the form of such change in control agreement for other members of the Hercules Management Committee, Executive shall have the same opportunity as the other members of such Committee to execute such revised agreement. If a "Change in Control" (as that term is defined in the change in control agreement in Exhibit C) occurs and the change in control agreement in Exhibit C remains in effect for Executive, (i) Executive's position and duties shall continue to be governed by Paragraph 3,
(ii) Executive's right to receive his Base Salary under Paragraph 4 and his various rights and benefits under Paragraph 5 shall be determined exclusively under the terms of such change in control agreement or under this Agreement, as elected by the Executive in writing delivered to the Company's Vice President, Human Resources, on or after such a change in control and (iii) any violation by the Company or its successors in the change in control transaction of any provision of this Agreement that continues to be applicable pursuant to this Paragraph 6(d) shall be treated as a breach of such change in control agreement by the Company and such successor.

         7. CONFIDENTIALITY. Executive acknowledges that during the course of his employment with the Company he has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Company, including but not limited to confidential and secret business and marketing plans, strategies, and studies, detailed customer and/or client lists and information relating to the operations and business requirements of those customers and/or clients, and accordingly, he is willing to enter into the covenants contained in this Agreement in order to provide the Company with what he considers to be reasonable protection for its interests.

          (a) Trade Secrets. Executive agrees and covenants that, both during the term of this Agreement and after the termination of this Agreement, Executive will hold in a fiduciary capacity for the benefit of the Company, and will not directly or indirectly use or disclose, except as authorized by the Company in connection with the performance of Executive's duties, any Trade secret, as defined hereinafter, that Executive may have or acquire during the term of this Agreement for so long as the such information remains a Trade Secret.

                            (1) The term "Trade Secret" as used in this
                  Agreement will mean information including, but not limited to, technical or non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, product, system or process, design, prototype, procedure, code or financial data, or a list of actual or potential customers or suppliers, including without limitation, information received by the Company or Executive from any client or potential client of the Company, that:

                                    (A) derives economic value, actual or
                           potential, from not being generally known to, and not being readily ascertainable by proper means by the public or any other person who can obtain economic value from its disclosure or use; and

                                    (B) is the subject of reasonable efforts by
                           the Company or the client from which the information was received to maintain its secrecy or confidentiality.

These rights of the Company are in addition to those rights the Company has under the common law or applicable statute for protection of trade secrets.

                  (b) Confidential Information. In addition to the foregoing and not in limitation thereof, Executive agrees that, during the Term of this Agreement and for a term of three (3) years after termination of his employment, Executive will hold in a fiduciary capacity for the benefit of the Company and will not directly or indirectly use or disclose, except as authorized by the Company in connection with the performance of Executive's duties, any confidential or proprietary information; as defined hereinafter, that Executive may have or acquire (whether or not developed or compiled by Executive and whether or not Executive has been authorized to have access to such confidential or proprietary information) during the term of this Agreement. The term "Confidential Information" as used in this Agreement means any secret, confidential or proprietary information of the Company, including information received by the Company or Executive from any customer or client or potential customer or client of the Company, not otherwise included in the definition of "Trade Secret" in Paragraph 7(a)(l). The term "Confidential Information" does not include information that has become generally available to the public other than by Executive in violation of this Agreement or his violating any right of the customer or client to which such information pertains.

     8. NON-COMPETITION. The Company and Executive agree that the Company's customer and/or client contacts and relations are established and maintained at great expense and that Executive will, by virtue of his employment with the Company, have unique and extensive exposure to and personal contact with the Company's customers and/or clients and that he will be able to establish a unique relationship with those customers and/or clients. Moreover, the Company and Executive agree that during the course of his employment with the Company he has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Company, which Executive agrees would be inevitably used or disclosed if Executive leaves the Company for employment with a competitor of the Company. Accordingly, in order to protect the Company from unfair competition, Executive covenants and agrees that he will not, while employed by the Company (including employment continuing beyond the expiration of the Term) and continuing thereafter for the longer of (a) any period during which Executive receives any payments under Paragraph 6(a)(2) of this Agreement or (b) one year from the date of termination of Executive's employment, collectively the "Non-competition Period," directly or indirectly, (whether as owner, partner, stockholder, investor, officer, director, agent, independent contractor, associate, employee, consultant or licensor (other than of the Company) carry on, or be engaged, concerned or take part in the executive management of any corporation, partnership, venture or other business entity which competes with the Company in the manufacture and sale of (a) chemical additives for the pulp and paper industry, b) rosin, hydrocarbon or terpene resins, (c) water soluble polymers, (d) food gums, (e) polypropylene fibers for the nonwoven or fabricated textile industry, or (f) water treatment chemicals ("Company Business") anywhere in the United States, Europe, Latin America, South America, or Asia ("Territory"), which is the geographic area in which the Company engages in this business and, as such, where Executive will be performing his responsibilities under this Agreement. Executive further covenants that during the Non-competition Period he will not own or share in the earnings of or invest in the capital stock of any corporation, partnership, venture or other business entity which competes with the Company in the Territory in the Company Business ("Competitor"). Provided, however, that Executive may passively invest in stocks, bonds or other securities of any Competitor if:

         (a) such stock, bonds or other securities are listed on a national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, and

          (b) Executive's investment in any class of securities does not exceed 5% of the aggregate amount of such class outstanding, as the case may be.

         9. NON-SOLICITATION OF EMPLOYEES. Executive agrees and covenants that during the Non-competition Period he will not, for any reason, either individually, or as an owner, partner, employee, agent, consultant, advisor, contractor, salesman, stockholder, investor, officer, director, or other member of any corporation, partnership, venture or other business entity, solicit any employee of the Company with whom Executive had material Contact during Executive's employment with the Company to leave his or her employment with the Company.

     10. NON-SOLICITATION OF CUSTOMERS AND/OR CLIENTS. Executive agrees and covenants that during the Non-competition Period he will not, for any reason, either individually, or as an owner, partner, employee, agent, consultant, advisor, contractor, salesman, stockholder, investor, officer, director, or other member of any corporation, partnership, venture, or other business entity, solicit any customer and/or client, or any actively sought prospective customer and/or client, of the Company with whom Executive had material business contact during Executive's employment with the Company for the purpose of competing with the Company in the Company Business.

         11. REASONABLENESS. Executive acknowledges and agrees that the restrictions, prohibitions and covenants in Paragraphs 7, 8, 9 and 10 are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company.

         12. REFORMATION. If any of the covenants in Paragraphs 7, 8, 9 and 10 of this Agreement are determined by any court of law or equity, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Executive hereby consents to and affirmatively requests that said court reform the covenant or promise so as to be reasonable and enforceable and that said court enforce the covenant or promise as reformed.

         13. LEGAL AND EQUITABLE REMEDIES. Executive agrees that for any breach or threatened breach of any of Paragraphs 7 through 10 of this Agreement, a restraining order and/or an injunction may issue against Executive or the Company to prevent or restrain any such breach, in addition to any other rights the Company may have.

         14. RIGHTS TO MATERIALS. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, and the like (together with all copies thereof) relating to the Company Business, which Executive shall use or prepare or come in contact with in the course of, or as a result of, his employment shall, as between the parties hereto, remain the sole property of the Company. Upon the termination of his employment or upon the prior demand of the Company, he shall immediately return all such materials and thereafter shall not remove or cause to be removed such materials from the premises of the Company.

         15. MISCELLANEOUS.

                  (a) Assignment. This Agreement is for the personal services of Executive, and the rights and obligations of Executive under this Agreement are not assignable or delegable in whole or in part by Executive without the prior written consent of the Company. This Agreement is assignable in whole or in part to any parent, subsidiaries, or affiliates of the Company, but only if (i) such person or entity is financially capable of fulfilling the obligations of the Company and (ii) all the other members of the Hercules Management Committee are also assigned to work for such person or entity.

                  b) Governing Law. This Agreement will be governed by and construed under the laws of the State of Delaware (without reference to the choice of law principles thereof). Executive consents to jurisdiction and venue in the state and federal courts of the State of

         Delaware for any action arising from a dispute under this Agreement, and for any such action brought in such a court, expressly waives any defense he might otherwise have based on lack of personal jurisdiction or improper venue, or that the action has been brought in an inconvenient forum.

                  (c) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  (d) Headings, References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to Paragraphs will, unless otherwise provided, refer to Paragraphs hereof.

                  (e) Attorneys Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, each party will bear his or its own attorneys' fees.

                  (f) Amendments and Waivers. Except as otherwise specified herein, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Executive.

                  (g) Severability. Any provision of this Agreement held to be unenforceable under applicable law will be enforced to the maximum extent possible, and the balance of this Agreement will remain in full force and effect.

                  (h) No Third-Party Beneficiaries. Nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and the parent of the Company and its subsidiaries or affiliates any rights, remedies or other benefits under or by reason of this Agreement.

                  (i) Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the transactions contemplated herein, and supersedes all prior understandings and agreements between the parties hereto with respect to such transactions.

                  (j) Notices. Any notice required hereunder to be given by either party will be in writing and will be deemed effectively given upon personal delivery to the party to be notified or five (5) days after deposit with the United States Post office by registered or certified mail, postage prepaid, to the other party at the address set forth below or to such other address as either party may from time to time designate by ten (10) days advance written notice pursuant to this Paragraph 15(j) All such written communication will be directed as follows:

                           If to the Company;

                           Hercules Incorporated
                           c/o Vice President, Human Resources
                           Hercules Plaza
                           1313 North Market Street
                           Wilmington, DE 19894-0001

                           If to Executive:

                           William R. Cook
                           937 Macclesfield Road
                           Furlong, PA 18925

                  (k) Binding Effect This Agreement shall be for the benefit of, and shall be binding upon, the Company and Executive and their respective heirs, personal representatives, legal representatives, successors and assigns, subject, however, to the provisions in Paragraph 15(a).

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     HERCULES INCORPORATED

                                     BY: /S/ R. KEITH ELLIOTT
                                         --------------------
                                     R. KEITH ELLIOTT
                                     CHIEF EXECUTIVE OFFICER

                                     EXECUTIVE

                                         /S/ WILLIAM R. COOK
                                         ---------------------
                                     WILLIAM  R. COOK